Exhibit 99.1

Convey Health Solutions Announces Financial Results for Second Quarter 2021

Second Quarter 2021 Highlights

•	Net revenues of $75.2 million, up 22% compared to Q2 2020
•	Net loss of $13.1 million, which includes $15.2 million of one-time IPO-related costs, compared to $6.0 million net loss in Q2 2020
•	Adjusted EBITDA of $15.2 million, up 63% compared to Q2 2020
•	Expect full year 2021 net revenues of $330 million to $340 million and Adjusted EBITDA of $66 million to $68 million(1)

Fort Lauderdale, Florida, August 12, 2021 – Convey Holding Parent, Inc. (NYSE: CNVY) (the “Company”, “Convey Health Solutions” or “Convey”), a leading healthcare technology and services company in the U.S., announced today financial results for the second quarter ended June 30, 2021.

“We achieved excellent second quarter 2021 operating and financial results as customer demand remains strong. We continue to demonstrate our ability to utilize purpose-built, proprietary technology and processes to increase revenue and reduce costs for Medicare Advantage plans,” said Stephen Farrell, CEO of Convey Health Solutions. “We are committed to improving health plan operations through our technology that both streamlines complex processes and improves member engagement.”

Mr. Farrell continued, “We expect strong market growth over the next 4 to 5 years in Medicare Advantage as the trend towards value-based care continues. As a result of these strong market tailwinds combined with our purpose-built technology, we performed well during the first half of 2021 and we believe our future growth prospects are excellent.”

Tim Fairbanks, Convey’s CFO, said “We successfully completed our IPO on June 18, 2021, raising net proceeds of $146.1 million which were primarily used to reduce our total debt outstanding. We generated strong second quarter 2021 financial results, our first as a public company, highlighted by 22% net revenue growth as compared to Q2 2020, and a 63% year over year increase in Adjusted EBITDA. We remain confident in our underlying business and are now introducing full year 2021 net revenues and Adjusted EBITDA guidance ranges which represent 18% and 30% year over year growth, respectively, at the midpoints as compared to 2020. I want to thank our entire organization for their hard work and dedication as our future looks bright and our growth prospects remain strong.”

Second Quarter 2021 Financial Results

•
Net revenues of $75.2 million, up 22.2% compared to $61.6 million in the second quarter of 2020. Second quarter revenue growth was driven by Technology Enabled Solutions (TES) segment revenue of $61.4 million, up 17.8% year over year from $52.1 million in second quarter 2020, and $13.9 million of revenue in our Advisory Services segment, which was up 46.8% year over year from $9.5 million in second quarter 2020.

__________________________
1 Convey is not providing forward-looking guidance for U.S. GAAP reported financial measures (other than net revenues) or a quantitative reconciliation of forward-looking non-GAAP financial measures. Please see “Use of Non-GAAP Financial Measures” for additional information.

•
Net loss was $13.1 million compared to a net loss of $6.0 million for the second quarter of 2020. Net loss in 2021 included $7.9 million for a 3-year insurance premium coverage for prior acts directors & officers policy, $5.0 million of expense related to the June 2021 extinguishment of debt, and $2.3 million related to the one-time termination of a management service agreement with TPG, all of which were in connection with our IPO.

•	Adjusted EBITDA of $15.2 million increased 62.9% year over year from $9.3 million in the second quarter of 2020.

•
As of June 30, 2021, Convey had cash and cash equivalents of $21.4 million and $39.5 million available on the company’s revolver. Total debt, excluding unamortized cost of $3.3 million, was $192.6 million.

First Half 2021 Financial Results

•	For the six months ended June 30, 2021, net revenue of $157.9 million was up 25% compared to the first six months of 2020.

•
Net loss was $14.1 million compared to a net loss of $12.9 million for the six months ended June 30, 2020. Net loss in 2021 included $7.9 million for a 3-year insurance premium coverage for prior acts directors & officers policy, $5.0 million of expense related to the June 2021 extinguishment of debt, and $2.3 million related to the one-time termination of a management service agreement with TPG, all of which were in connection with our IPO.

•	Adjusted EBITDA for the first six months of 2021 was $31.1 million, up 81.4% year over year from $17.1 million for the first six months of 2020.

2021 Financial Guidance

For the full year 2021, Convey is providing the following financial guidance ranges.

•	Net revenues of $330 million to $340 million

•	Adjusted EBITDA(2) of $66 million to $68 million

The midpoints of these guidance ranges represent an 18% year over year increase in net revenues and a 30% year over year increase in Adjusted EBITDA.

_________________________
2 Convey is not providing forward-looking guidance for U.S. GAAP reported financial measures (other than net revenues) or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net (loss) income and adjustments that could be made for COVID-19 related costs, income tax expense/benefits, contract termination costs, and extinguishment of debt in its reconciliation of historic numbers. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.

Second Quarter 2021 Conference Call

Convey will host a conference call to discuss second quarter 2021 results on August 12, 2021 at 5:00 p.m. Eastern Time. The conference call can be accessed by dialing (844) 200-6205 for U.S. participants or +44 208-0682-558 for international participants, and referencing conference ID 496860; or via a live audio webcast that will be available online at https://ir.conveyhealthsolutions.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About Convey Health Solutions

Convey Health Solutions is a specialized healthcare technology and services company that is committed to providing clients with healthcare-specific, compliant member support solutions utilizing technology, engagement, and analytics. Convey’s administrative solutions for government-sponsored health plans help to optimize member interactions, ensure compliance, and support end-to-end Medicare processes. By combining its purpose-built technology platforms with dedicated and flexible business process solutions, Convey creates better business results and better healthcare consumer experiences on behalf of business customers and partners. Convey’s clients include some of the nation’s leading health insurance plans and pharmacy benefit management firms. Convey’s healthcare-focused teams help millions of Americans navigate the complex Medicare Advantage and Part D landscape.

Forward-Looking Statements

This press release contains “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies and other future conditions. Such forward-looking statements may include, without limitation,  statements about future opportunities for us and our products and services, our future operations, financial or operating results, including our 2021 financial guidance, anticipated business levels, our ability to create value for our clients and serve their business objectives, future earnings, planned activities, anticipated growth, market opportunities and our expectations with respect to the growth of the markets in which we compete, including the Medicare Advantage market, trends in the markets in which we compete, strategies, competitions and other expectations and targets for future periods. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target,” “potential,” “seek,” “will,” “would,” “could,” “should,” continue,” contemplate,” “plan” and other words and terms of similar meaning. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the markets in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, among others, the following: our ability to retain our existing clients or attract new clients; our dependence on a small number of clients for a substantial portion of our total revenue; limitations of our clients’ growth prospects, and the failure of the size of the total addressable markets in which we compete or expect that we may compete in the future to grow at rates currently expected; an economic downturn or volatility, including as a result of the ongoing COVID-19 pandemic; developments in the Medicare Advantage market or the healthcare industry generally, including with respect to changing laws and regulations; security breaches, failures or other disruptions of the information technology systems used in our business operations or by our vendors; our ability to obtain, maintain, protect and enforce our intellectual property and proprietary rights; our ability to operate our business without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties; our substantial indebtedness, and the restrictions imposed by our indebtedness on our subsidiaries; a material weakness in our internal control over financial reporting and a failure to remediate a material weakness, and the effectiveness of our internal controls over financial reporting; and the significant influence our principal stockholder, TPG, has over us. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section “Risk Factors” included in the final prospectus for the Company’s IPO dated June 15, 2021 and filed with the SEC on June 17, 2021 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended and our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. We qualify all of the forward-looking statements in this press release by these cautionary statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States (“GAAP”). EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin are non-GAAP financial measures and are presented in order to supplement investors’ and other readers’ understanding and assessment of the financial performance of the Company. We use EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin to assess our financial performance and also for internal planning and forecasting purposes. We believe EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin provide investors with useful information because such metrics offer a consistent and comparable overview of our operations across historical financial periods. In evaluating EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin, you should be aware that in the future we may incur expenses similar to those eliminated in the presentation.

Non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. There are limitations to the use of the non-GAAP financial measures presented in this press release. For example, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

The non-GAAP financial measures we present are not meant to be considered as indicators of performance in isolation from or as a substitute for measures prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP financial measure are presented below. We encourage you to review our financial information in its entirety, not to rely on any single financial measure and to view the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. In future periods, we may exclude such items, may incur income and expenses similar to these excluded items, and include other expenses, costs, and non-recurring items.

CONVEY HOLDING PARENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data) (unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$21,372	$45,366
Accounts receivable, net of allowance for doubtful accounts of $259 and $610 as of June 30, 2021, and December 31, 2020, respectively	44,557	50,589
Inventories, net	13,186	11,094
Prepaid expenses and other current assets	13,543	15,220
Restricted cash	3,680	3,560
Total current assets	96,338	125,829
Property and equipment, net	19,444	20,667
Intangible assets, net	228,919	238,842
Goodwill	455,206	455,206
Restricted cash	—	160
Other assets	2,346	2,364
Total assets	$802,253	$843,068

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,612	$21,308
Accrued expenses	39,838	67,159
Capital lease obligations, current portion	403	361
Deferred revenue, current portion	5,346	6,466
Term loans, current portion	—	2,500
Total current liabilities	54,199	97,794
Capital leases obligations, net of current portion	866	1,129
Deferred taxes, net	20,294	26,561
Term loans, net of current portion	189,305	239,290
Other long-term liabilities	7,569	8,144
Total liabilities	272,233	372,918
Commitments and contingencies
Shareholders’ equity
Preferred stock	—	—
Common stock	730	613
Additional paid-in capital	566,589	492,747
Accumulated other comprehensive income	66	78
Accumulated deficit	(37,365)	(23,288)
Total shareholders’ equity	530,020	470,150
Total liabilities and shareholders’ equity	$802,253	$843,068

CONVEY HOLDING PARENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)
(unaudited)

+@	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net revenues:
Services	$42,284	$33,123	$85,811	$67,607
Products	32,964	28,439	72,069	58,698
Net revenues	75,248	61,562	157,880	126,305
Operating expenses:
Cost of services(1)	20,785	20,067	44,806	39,642
Cost of products(1)	22,299	18,429	48,826	39,417
Selling, general and administrative	29,589	18,982	49,690	40,102
Depreciation and amortization	7,823	6,950	15,194	13,791
Transaction related costs	1,556	52	2,642	197
Change in fair value of contingent consideration	96	—	96	—
Total operating expenses	82,148	64,480	161,254	133,149
Operating income (loss)	(6,900)	(2,918)	(3,374)	(6,844)
Other income (expense):
Interest income	—	1	—	7
Loss on extinguishment of debt	(5,015)	—	(5,015)	—
Interest expense	(6,394)	(4,647)	(11,861)	(8,917)
Total other expense, net	(11,409)	(4,646)	(16,876)	(8,910)
Loss from continuing operations before income taxes	(18,309)	(7,564)	(20,250)	(15,754)
Income tax benefit	5,166	1,537	6,173	2,800
Net loss from continuing operations	(13,143)	(6,027)	(14,077)	(12,954)
Income from discontinued operations, net of tax	—	7	—	42
Net loss	$(13,143)	$(6,020)	$(14,077)	$(12,912)
Loss per common share – Basic and diluted
Continuing operations	(0.21)	(0.10)	(0.23)	(0.21)
Discontinued operations	—	—	—	—
Net loss per common share	$(0.21)	$(0.10)	$(0.23)	$(0.21)

Net loss	$(13,143)	$(6,020)	$(14,077)	$(12,912)
Foreign currency translation adjustments	(5)	21	(12)	19
Comprehensive loss	$(13,148)	$(5,999)	$(14,089)	$(12,893)
________________________

(1)	Excludes amortization of intangible assets and depreciation, which are separately stated below.

CONVEY HOLDING PARENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (unaudited)	For the Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(14,077)	$(12,912)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation expense	2,728	1,995
Amortization expense	12,466	11,796
Loss on extinguishment of debt	5,015	—
Provision for bad debt	(130)	119
Provision for inventory reserve	643	—
Deferred income taxes	(6,138)	(3,397)
Amortization of debt issuance costs	654	507
Change in fair value of contingent consideration	96	—
Share-based compensation	2,073	3,926
Changes in operating assets and liabilities:
Accounts receivable	6,163	6,493
Inventory	(2,735)	(7,099)
Prepaid expenses and other assets	1,477	5,269
Accounts payable and other accrued liabilities	(17,808)	3,408
Deferred revenue	(1,189)	(2,056)
Payment on contingent consideration	(10,311)	—
Net cash (used in) provided by operating activities	(21,073)	8,049
Cash flows from investing activities
Acquisition, net of cash received	—	(3,758)
Purchases of property and equipment, net	(3,861)	(843)
Capitalized software development costs	(2,390)	(1,999)
Net cash used in investing activities	(6,251)	(6,600)
Cash flows from financing activities
Proceeds from issuance of debt	78,000	25,000
Payment of debt issuance cost	(2,133)	(1,148)
Principal payment on term loan	(132,368)	(1,188)
Payment on capital leases	(221)	(44)
Proceeds from issuance of common stock to a board of director	250	—
Proceeds from issuance of common stock in initial public offering, net of issuance costs	146,136	—
Prepayment premium on early repayment of term loan	(1,563)	—
Payment on contingent consideration	(10,303)	(11,010)
Dividend	(74,500)	—
Net cash provided by (used in) financing activities	3,298	11,610
Effect of exchange rate changes on cash	(8)	19
Net decrease in cash and cash equivalents and restricted cash	(24,034)	13,078
Cash, cash equivalents and restricted cash at beginning of period	49,086	21,346
Cash, cash equivalents and restricted cash at end of period	$25,052	$34,424
Cash, cash equivalents and restricted cash as of the end of the period
Cash and cash equivalents	$21,372	$29,089
Restricted cash	3,680	1,615
Restricted cash, non-current	—	3,720
Cash, cash equivalents and restricted cash	$25,052	$34,424

CONVEY HOLDING PARENT, INC. AND SUBSIDIARIES
SEGMENT REVENUES AND ADJUSTED EBITDA

(in thousands) (unaudited)

Presented in the tables below is revenue and Segment Adjusted EBITDA by reportable segment:

	For the Three Months Ended June 30, 2021		For the Six Months Ended June 30, 2021
(in thousands)	Technology Enabled Solutions	Advisory Services	Technology Enabled Solutions	Advisory Services
Revenue	$61,366	$13,882	$130,949	$26,931
Segment Adjusted EBITDA	$15,877	$5,264	$32,253	$8,602

	For the Three Months Ended June 30, 2020		For the Six Months Ended June 30, 2020
(in thousands)	Technology Enabled Solutions	Advisory Services	Technology Enabled Solutions	Advisory Services
Revenue	$52,103	$9,459	$106,794	$19,511
Segment Adjusted EBITDA	$13,229	$1,588	$25,108	$2,269

The following table presents a reconciliation of Segment Adjusted EBITDA to the U.S. GAAP loss from continuing operations

(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Technology Enabled Solutions Segment Adjusted EBITDA	$15,877	$13,229	$32,253	$25,108
Advisory Services Segment Adjusted EBITDA	5,264	1,588	8,602	2,269
Total	$21,141	$14,817	$40,855	$27,377
Unallocated(1)	$(2,873)	$(1,857)	$(4,991)	$(4,324)
Adjustments to reconcile to U.S. GAAP loss from continuing operations before income taxes
Depreciation and amortization	(7,823)	(6,950)	(15,194)	(13,791)
Interest expense	(6,394)	(4,647)	(11,861)	(8,917)
Income tax provision	5,166	1,537	6,173	2,800
Cost of COVID-19(2)	(1,127)	(3,654)	(2,311)	(4,518)
Sales and use tax	(2,570)	(1,720)	(3,968)	(3,455)
Non-cash stock compensation expense(3)	(1,083)	(703)	(2,073)	(3,926)
Transaction related costs(4)	(1,556)	(52)	(2,642)	(197)
Acquisition bonus expense – HealthScape and Pareto acquisition(5)	(96)	(513)	(289)	(994)
Loss on extinguishment of debt(6)	(5,015)	—	(5,015)	—
Director and officer prior act liability insurance policy(7)	(7,861)	—	(7,861)	—
Other(8)	(3,052)	(2,285)	(4,900)	(3,009)
Loss from continuing operations	$(13,143)	$(6,027)	$(14,077)	$(12,954)
________________________

(1)	Represents certain corporate costs associated with the executive compensation, legal, accounting, finance, and other costs not specifically attributable to the segments.
(2)
Expenses incurred due to the COVID-19 pandemic are primarily related to higher pricing from vendors due to supply chain disruptions and product shortages and higher employee costs due to hazard pay for our employees.

(3)	Represents non-cash stock-based compensation expense in connection with the stock options that have been granted to employees and non-employees.
(4)	Transaction related costs primarily consist of public company readiness costs as well as expenses for corporate development, such as mergers and acquisitions activities that did not proceed.
(5)
In conjunction with the HealthScape Advisors and Pareto Intelligence acquisitions, the previous shareholders set aside funds for an incentive compensation plan for employees who remained post acquisition. The costs are expensed on a monthly basis and funded through an escrow account which was established on the closing date and is included in restricted cash on our consolidated balance sheets.

(6)	The loss of extinguishment of debt was recognized for the prepayment of outstanding indebtedness.
(7)
In connection with the IPO, we made a $7.9 million one-time payment on a 3-year director and officer prior act liability insurance policy. We deemed this policy to be a retroactive insurance policy and in accordance with ASC 720-20-25, “Retrospective Contracts,” we expensed the premium of $7.9 million in June 2021.

(8)
These adjustments include individual adjustments related to fees associated with obtaining the incremental loans, management fees, management service agreement termination fee, board of director related fees, and consulting costs for the selection of ERP solution.

Non-GAAP Reconciliations

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

We define EBITDA as net loss from continuing operations adjusted for interest expense, income tax benefit, and depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted for certain items of a significant or unusual nature, including but not limited to, change in fair value of contingent consideration, COVID-19 cost impacts, non-cash stock compensation expense, transaction related costs, acquisition bonus expense, loss on extinguishment of debt, director and officer prior act liability insurance policy and other costs. Other includes costs such as contract termination fees, management, and board of director fees, and costs associated with obtaining the incremental term loans.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net revenues.

The following table reconciles EBITDA and Adjusted EBITDA for the three and six months ending June 30, 2021 and 2020 to net (loss) income, the most directly comparable GAAP measure:

(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net (loss) income	$(13,143)	$(6,020)	$(14,077)	$(12,912)
Less (loss) income from discontinued operations, net of tax	—	7	—	42
Net (loss) income from continuing operations	(13,143)	(6,027)	(14,077)	(12,954)
Interest expense	6,394	4,647	11,861	8,917
Income tax benefit	(5,166)	(1,537)	(6,173)	(2,800)
Depreciation and amortization expense	7,823	6,950	15,194	13,791
EBITDA	(4,092)	4,033	6,805	6,954
Change in fair value of contingent consideration	96	—	96	—
Cost of Covid-19(1)	1,127	3,654	2,311	4,518
Non-cash stock compensation expense(2)	1,083	703	2,073	3,926
Transaction related costs(3)	1,556	52	2,642	197
Acquisition bonus expense – HealthScape and Pareto acquisition(4)	96	513	289	994
Loss on extinguishment of debt(5)	5,015	—	5,015	—
Director and officer prior act liability insurance policy(6)	7,861	—	7,861
Other(7)	2,464	381	3,978	543
Adjusted EBITDA	$15,206	$9,336	$31,070	$17,132
Adjusted EBITDA Margin(8)	20.2%	15.2%	19.7%	13.6%
________________________

(1)
Expenses incurred due to the COVID-19 pandemic are primarily related to higher pricing from vendors due to supply chain disruptions and product shortages and higher employee costs due to hazard pay for our employees.

(2)	Represents non-cash stock-based compensation expense in connection with the stock options that have been granted to employees and non-employees.
(3)	Transaction related costs primarily consist of public company readiness costs as well as expenses for corporate development, such as mergers and acquisitions activities that did not proceed.

(4)
In conjunction with the HealthScape Advisors and Pareto Intelligence acquisitions, the previous shareholders set aside funds for an incentive compensation plan for employees who remained post acquisition. The costs are expensed on a monthly basis and funded through an escrow account which was established on the closing date and is included in restricted cash on our consolidated balance sheets.

(5)	The loss of extinguishment of debt was recognized for the prepayment of outstanding indebtedness.
(6)
In connection with the IPO, we made a $7.9 million one-time payment on a 3-year director and officer prior act liability insurance policy. We deemed this policy to be a retroactive insurance policy and in accordance with ASC 720-20-25, “Retrospective Contracts,” we expensed the premium of $7.9 million in June 2021.

(7)
These adjustments include individual adjustments related to fees associated with obtaining the incremental loans, management fees, management service agreement termination fee, board of director related fees, and consulting costs for the selection of ERP solution.

(8)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net revenues

Investor Contacts
Bob East, Kevin Ellich
Westwicke
ConveyHealthIR@westwicke.com

Media Contact
Tom Pelegrin
Senior Vice President & Chief Revenue Officer
mediarelations@conveyhs.com